Press Release	Source: Aura Systems, Inc.

Aura Systems, Inc. Emerges from Chapter 11 and Will Begin Trading under the Symbol AUSI.PK
Thursday February 2, 9:20 am ET

EL SEGUNDO, Calif.--(BUSINESS WIRE)--Feb. 2, 2006--Aura Systems, Inc. (Pinks Sheets:AUSI) announced today that the Company has emerged from Chapter 11 proceedings. The Company's new cusip number is 051526 20 0 and its new trading symbol is AUSI.PK.

The recapitalized Company will have approximately 22,600,000 common shares outstanding and no preferred shares. In accordance with the reorganization plan that has been confirmed by the bankruptcy court and became effective on January 31, 2006, each stockholder of old Aura common stock will receive one new share for every 338 old shares. No fractional shares will be issued and the new shares issued will be rounded down to the nearest whole share. Therefore, stockholders will have to own a minimum of 338 old common shares in order to receive one new share, and a minimum of 676 old common shares in order to receive two shares.

Aura Systems designs, assembles and sells the AuraGen®, its patented integrated mobile power generator that installs in any motor vehicle and delivers on-location, plug-in electricity for any end use, including industrial, commercial, recreational and military applications. Compared to the traditional solutions addressing the $8.0 billion on-site power market, the AuraGen® uniquely and conveniently provides cleaner electricity with more reliability and more flexibility at a lower cost. The traditional mobile power solution has not changed in over 50 years and is a very mature technology where the economics are based on the cost of copper, steel, aluminum, and the cost of a small gasoline or diesel engine. The Company's approach uses a fraction of the same materials, with simple manufacturing techniques, to provide clean electrical power suitable for brute force applications such as compressors and tools, and simultaneously is also suitable for digital devices and instruments such as computers and modern communication devices and sensors.

More information about the AuraGen® is available on the Company's website http://www.aurasystems.com/.

Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve various risks and uncertainties. The forward-looking statements contained in this press release are based on current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those suggested in the forward-looking statements. Such risks and uncertainties include, among others, the Company's ability to obtain future financing, to generate positive cash flow to cover its operating expenses and the Company's ability to service its debt obligations, as well as other factors discussed in the Company's filings made with the Securities and Exchange Commission. The Company is providing this information as of the date of this release and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

Contact:
Aura Systems, Inc.
Melvin Gagerman, 310-643-5300, ext. 171
E-mail: mgagerman@aurasystems.com
Web site: www.aurasystems.com